As filed with the Securities and Exchange Commission on July 21, 2022

Registration No. 333-109306

Registration No. 333-117590

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION

STATEMENT NO. 333-109306

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION

STATEMENT NO. 333-117590

UNDER THE SECURITIES ACT OF 1933

HEALTHCARE REALTY TRUST INCORPORATED

(HRTI, LLC, as successor by conversion of Healthcare Realty Trust Incorporated)

(Exact name of registrant as specified in its charter)

Maryland	62-1507028
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3310 West End Avenue, Suite 700

Nashville, Tennessee 37203

(615) 269-8175

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Andrew E. Loope

Senior Vice President, Corporate Counsel and Secretary

Healthcare Realty Trust Incorporated

3310 West End Avenue, Suite 700

Nashville, Tennessee 37203

(615) 269-8175

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copy to:

James H. Nixon III, Esq.

David R. Clay, Esq.

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

(615) 244-6380

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.   ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post-Effective Amendment” and, collectively, the “Post-Effective Amendments”) filed by HRTI, LLC, the successor entity to Healthcare Realty Trust Incorporated (the “Registrant”), relate to (i) the Registration Statement on Form S-3 (Registration No. 333-109306) filed by the Registrant with the Securities and Exchange Commission on September 30, 2003, relating to the registration of an indeterminate amount of Debt Securities, an indeterminate number of shares of Preferred Stock, par value $.01 per share, an indeterminate number of Common Stock Warrants, and an indeterminate number of shares of Common Stock, par value $.01 per share, of the Registrant with an aggregate initial public offering price not to exceed $300,000,000 and (ii) the Registration Statement on Form S-3 (Registration No. 333-117590) filed by the Registrant with the Securities and Exchange Commission on July 22, 2004, relating to the additional registration of an indeterminate number of shares of Common Stock, par value $.01 per share, of the Registrant with an aggregate initial public offering price not to exceed $28,515,000 (collectively, the “Registration Statements”).

On July 20, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 28, 2022, by and among the Registrant, Healthcare Trust of America, Inc. (“HTA”), Healthcare Trust of America Holdings LP, and HR Acquisition 2, LLC, a subsidiary of HTA (“Merger Sub”), Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the surviving entity. As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on July 21, 2022.

HRTI, LLC, as successor by conversion of Healthcare Realty Trust Incorporated

By:	/s/ Andrew E. Loope
Name:	Andrew E. Loope
Title:	Senior Vice President, Corporate Counsel and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.